Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 9, 2018, with respect to the consolidated balance sheets of Xenith Bankshares, Inc. and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements, incorporated by reference herein and to the reference to our firm under the heading “Experts” in this joint proxy statement/prospectus.

/s/ KPMG LLP

McLean, Virginia
November 15, 2018